Butler International Reports Summary Financial Information for Full Year 2007

FORT LAUDERDALE, FL -- (MARKET WIRE) -- 04/03/08 -- Butler International, Inc. (PINKSHEETS: BUTL), a leading provider of outsourcing services, reports selected financial information for the year ended December 30, 2007.

Net sales for the 2007 52-week period were $312.8 million compared to $322.0 million in net sales reported for full year 2006, which had 53 weeks. The Company's ten largest customers, averaging 20 years with Butler, have accounted for approximately 70% of net sales in 2007. Gross profit for full year 2007 was $58.5 million, or 18.7% of net sales modestly above the $57.6 million, or 17.9% of net sales reported for 2006, reflecting the continued shift of business to the Company's lower cost, higher-margin offshore delivery centers.

Income before income taxes was $0.7 million in 2007 compared to $1.0 million in 2006. The Company incurred a net loss for 2007 of $2.3 million, or $0.23 loss per diluted share, which included income tax expense of $3.0 million that was primarily comprised of the non-cash tax effect of permanent tax differences and reserves related to FIN 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109. For 2006, the Company reported a net loss of $0.5 million, or $0.08 loss per diluted share, which included income tax expense of $1.5 million that was primarily comprised of the non-cash tax effect of permanent tax differences and reserves for contingent tax liabilities accounted for under FASB Statement 5, Accounting for Contingencies.

Selling, general and administrative (SG&A) expenses were $48.5 million, or 15.5% of net sales, compared to $45.5 million, or 14.1% of net sales in 2006. Higher SG&A expenses resulted from increases in headcount, and related benefits and certain facilities costs as well as increased professional fees related to the completion of prior years' regulatory filings and the 2004 financial statement restatement. As a result of increased SG&A, operating income decreased to $7.8 million in 2007 from $10.5 million in 2006.

Depreciation and amortization expenses were $2.2 million in 2007 compared to $1.6 million in 2006, resulting from increased capital spending in the fourth quarter of 2006 related to improved corporate information systems.

Interest expense was $7.1 million for 2007, a 4.3% decrease from the $7.4 million reported for 2006.

On March 6, 2008, Butler closed the sale of its Montvale, New Jersey property resulting in a debt reduction of approximately $10.0 million from $58.3 million at December 30, 2007 to $48.3 million on a pro forma basis. The Company has retained rights to approximately six acres of undeveloped land for which it is actively pursuing sale options.

Further, Butler intends to complete its 2007 Second and Third Quarter Form 10-Qs and its 2007 Form 10-K filings as soon as feasible.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler's global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 62-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler's value-added global services, visit us on the web at http://www.butler.com .

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

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BUTLER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Fiscal Year Ended
	Dec 30,	Dec 31,
	2007	2006
	(unaudited)

Net sales	$312,784	$322,024
Cost of sales	254,265	264,460
Gross margin	58,519	57,564

Depreciation and amortization	2,218	1,625
Selling, general and administrative expenses	48,496	45,448
Operating income	7,805	10,491

Interest expense	7,095	7,413
Other expense	—	2,076

Income before income taxes	710	1,002

Income tax expense	2,960	1,473

Net loss	$(2,250)	$(471)

Loss per share:
Basic and diluted	$(0.23)	$(0.08)

Mindpower for a Changing World(SM)

World Headquarters

New River Center, 200 E. Las Olas Blvd.

Ft. Lauderdale, FL 33301

www.butler.com

CONTACT:

Mark Koscinski

201-476-5421

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